Exhibit 10.1
This separation agreement dated August 23, 2007 by and between Waste Services, Inc. (the “Company”) and Charles A. Wilcox (the “Executive”):
The company and the Executive are parties to an Executive Employment Agreement, Confidentiality Agreement and Proprietary Rights Agreement and Indemnification Agreement, each dated June 23, 2004.
The parties hereto agree as follows:
1. The Executive shall cease to be President and Chief Operating Officer of the Company effective upon the execution of this agreement. However, the Executive shall continue to receive the compensation and benefits provided for in the Executive Employment Agreement until December 31, 2007. In addition, the Executive shall receive 100% of the target bonus for 2007 ($450,000), payable at such time as bonuses for 2007 are paid to other executive officers of the Company (on or about March 2008).
2. Commencing on January 1, 2008, Executive shall receive the compensation and benefits provided for in Section 6(f) of the Executive Employment Agreement. For greater certainty, the Bonus Average shall be the Target Bonus as defined in the Executive Employment Agreement. This shall consist of $900,000 per annum payable from January 1, 2008 until December 31, 2010, payable on the regular salary payment dates of other Company senior executives. Executive shall, during the period set forth in Section 6(f), continue to receive all of the medical, dental and welfare benefits and perquisites as presently provided to him.
3. During the period that Executive receives compensation pursuant to this agreement, Executive agrees to consult with the Chief Executive Officer of the Company on significant matters as may be determined by the Chief Executive Officer, provided that such consultations shall be only by telephone and shall require not more than one hour in any month.
4. Executive has been granted options to purchase shares of common stock on the Company. Notwithstanding the provisions of the Executive Employment Agreement, these options shall remain exercisable for the full five year period from their date of grant.
5. For purposes of the restrictive covenants contained in Section 8 of the Executive Employment Agreement, the area to which the restrictive covenant shall apply shall be limited to Canada and the State of Florida.

6. On December 31, 2007, Executive shall execute and deliver to the Company the release in the form attached as Exhibit A.
7. Except as set forth herein, the agreements of June 23, 2004, including the Indemnification Agreement, shall remain in full force and effect and unamended.

/s/ David Sutherland-Yoest
Waste Services, Inc.

/s/ Charles A. Wilcox
Charles A. Wilcox

RELEASE
For the good and valuable consideration as set out in the separation agreement between WASTE SERVICES, INC. and Charles A. Wilcox, dated August 23, 2007, the receipt and sufficiency of all of which is hereby acknowledged, Charles A. Wilcox (hereinafter referred to as the “Releasor”), DOES HEREBY RELEASE AND FOREVER DISCHARGE, and by these presents does for himself, his marital community and their respective heirs, successors and/or assigns, release and forever discharge WASTE SERVICES, INC. and its affiliates, divisions, subsidiaries, predecessors, successors, assigns, agents, servants, employees, officers and directors, (hereinafter referred to collectively as the “Released Entities”) of and from any and all rights, claims, obligations, demands, actions, causes of action of every kind, damages, penalties, fees, costs, expenses and liability of any nature whatsoever which the Releasor has, had or may have had against the Released Entities or any or all of them in connection with any cause or matter whatsoever, whether known or unknown to the Releasor or any of the Released Entities at the time of execution of this Release and existing from the beginning of time to the date of this Release and including, without limitation, all matters related to the employment of the Releasor by Waste Services, Inc. and/or the termination of his/her employment. By signing this Release, Releasor agrees to FULLY WAIVE AND RELEASE ALL CLAIMS, including without limitation, attorneys’ fees, all claims arising out of or relating to his/her employment or termination from employment with Waste Services, Inc.
This RELEASE may be used to completely bar any action or suit before any court, arbitral or administrative body with respect to any claim under federal, state, local or other law relating to this RELEASE or the employment and/or termination of employment of the Releasor with Waste Services, Inc. or any of the Released Entities.
Notwithstanding the foregoing, nothing in this release shall prevent the Releasor from enforcing the provisions of the Separation Agreement dated August 23, 2007, by and between Waste Services, Inc. and the Releasor (including without limitation the Indemnification Agreement referred to therein).
IN WITNESS WHEREOF the Releasor has hereunto set his hand and seal this 10th day of September, 2007.

SIGNED, SEALED & DELIVERED	)
In the presents of	)
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	)	/s/ Charles A. Wilcox
Witness	)
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Address	)